Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Lumax Acquisition Corp.
We hereby consent to the use in the Prospectus constituting part of Amendment No. 2 to the Registration Statement on Form S-1 of our report dated July 12, 2007, except for the third paragraph of Note 1, Note 2, the third paragraph of Note 6, Note 7 and Note 8, as to which the date is October 9, 2007, on the financial statements of Lumax Acquisition Corp. for the period from May 29, 2007 (inception) to June 21, 2007, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.
/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York
October 12, 2007